UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2014

CITIZENS & NORTHERN CORPORATION

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

000-16084	23-2951943
(Commission file number)	(IRS employer ID)

90-92 Main Street, Wellsboro Pennsylvania	16901
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (570) 724-3411

N/A

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 17, 2014 Citizens & Northern Corporation (the “Company”) issued a press release announcing that the Company’s Board of Directors (i) declared a dividend on its common stock; (ii) terminated its existing treasury stock repurchase programs; and (iii) approved a new treasury stock repurchase program. The Board of Directors declared a regular quarterly cash dividend of $0.26 per share. The dividend is payable August 8, 2014 to shareholders of record as of July 28, 2014. Declaration of the dividend was made at the July 17, 2014 meeting of the Corporation’s Board of Directors.

Additionally, the Company’s Board of Directors, at its July 17, 2014 meeting, terminated its existing treasury stock repurchase programs, which programs were previously announced on May 19, 2011 and September 22, 2011, and approved a new treasury stock repurchase program. Under the new program, the Company is authorized to repurchase up to 622,500 shares of the Company’s common stock, or approximately 5.0% of the Company’s issued and outstanding shares at July 16, 2014. As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases under the new program may be made from time to time in the open market at prevailing prices, or through privately negotiated transactions.

Consistent with previous programs, the Board of Directors’ July 17, 2014 authorization provides that: (1) the new treasury stock repurchase program shall be effective when publicly announced and shall continue thereafter until suspended or terminated by the Board of Directors, in its sole discretion; and (2) all shares of common stock repurchased pursuant to the new program shall be held as treasury shares and be available for use and reissuance for purposes as and when determined by the Board of Directors including, without limitation, pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan and its equity compensation program.

A copy of the Company’s press release announcing these actions is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: July 17, 2014	By:	/s/ Mark A. Hughes
Mark A. Hughes, Treasurer